April 22, 2019

Aldo Baiocchi

Owner

Eride Club Corp.

5042 Wilshire Blvd. #44987

Los Angeles, CA 90036

LETTER OF INTENT

Mr. Baiocchi:

This letter is an offer to partner with and invest in Eride Club Corp. (“ECC”), an Internet-based business targeting rentals, ride-sharing and sales of bicycles, e-bicycles, electric vehicles (EV’s), and related products and services. The offer will become binding upon the achievement of certain milestones and signing of a Definitive Agreement.

Summary Terms

Subject to proof of functionality and testing of the platform, 2050 proposes the following summary partnership terms:

-	2050 will issue ECC 100,000 Series B Preferred Shares, convertible into 100,000,000 common shares of ETFM which is currently approximately 12% of 2050 Corp.’s equity capitalization.

-	ECC to issue 2050 10% of common and/or preferred equity of ECC, with 2050 being issued a right of participation in future ECC funding rounds through year-end 2020 at its 10% ownership threshold.

-	A sales and marketing commission arrangement shall be executed, whereby customers (both sales outlets and consumers) signing up for an ECC affiliate program to be called “2050Ride” will use a unique promo code. 2050Ride will be labeled an “ECC Company” or “ECC powered Company” or similar.

-	ECC shall be given a 3-year option to spin-out/spin-off to 2050 Corp. shareholders. 2050 Corp. will bear the expenses of any S-1 or other required registration/filing for such action.

Further Details

●	Under a non-circumvent non-disclosure agreement (NCNDA), ECC will deliver the specs and engineering information on the system to 2050 so that both parties can improve and enhance the application and portal(s) and make representations to prospective testers as to the capabilities of the beta version when delivered. 2050 will provide ECC with any proprietary research it may perform to develop a similar platform. This high-level information shall be exchanged immediately upon signing of this Agreement, or as soon as practicable when such information is obtained by either party.

●	ECC shall deliver to 2050 Corp. weekly updates as to the development status of its platform on internal conference calls or through electronic communications.

●	No later than close of business 4pm EDT August 1, 2019, ECC will deliver to 2050 a beta version of its erideclub.com Internet platform, that will allow rentals, ride-sharing and sales of bicycles, e-bicycles, electric vehicles (EV’s), and related products and services. The system will have been tested and validated by sales outlets and end users and verified as to its efficacy, functionality and scalability by independent third-parties. Upon validation of the platform and signing of a Definitive Agreement, the share exchange and spin-out/spin-off rights shall become binding and effective.

●	2050 will be a preferred marketing partner of this system in the United States and will co-brand with ECC. This marketing exclusivity will not preclude ECC and 2050 from marketing to each other’s target markets or worldwide, through direct sales efforts, so long as such activities are supportive.

●	Revenues generated from businesses and individuals that sign up for ECC by clients on-boarded via 2050’s distribution and maintain a 2050 generated ECC account will generate a sales commission and ongoing royalty stream to 2050 of 50%-70% to be determined by mutual negotiation and agreement prior to closing. All revenues will be calculated on a net basis – taking into consideration remittances due to sales outlets and other service provider clients.

●	ECC will provide support to the system for engineering, trouble tickets, and related, with any 2050Ride specific expenses and reimbursement to be mutually negotiated before commercial launch of the system.

●	Through its affiliate EDGE FiberNet, its 2050Tel subsidiary or related parties, 2050 Corp. will provide cloud services, transaction processing services and payment gateway services to ECC upon mutual negotiation and agreement.

This is our preliminary Agreement and any changes or modification must be done in writing and signed by both parties. All terms and conditions will be subject to interpretation and ruling under the laws of the State of California.

2050 MOTORS, INC.	ERIDE CLUB CORP.

Vikram Grover	Aldo Baiocchi
CEO	Owner